EXHIBIT 99.1

  Contact:  USCI, Inc.                     or     Allen & Caron Inc.
            Basil H. Ford, Vice President         Kent Broussard (investors)
            Corporate Development &               Karl Rinkeviczie (media)
            Investor Relations                    (714) 252-8440
            (770) 613-8235


              USCI, INC. TO RAISE PRIVATE EQUITY FINANCING

NORCROSS, GA (November 3, 1997) USCI, Inc. (Nasdaq NM: USCM) announced today that it has retained a major New York investment bank to act as agent with respect to a proposed private placement of $15 to $25 million of convertible preferred securities. USCI plans to utilize the net proceeds generated from the sale of the private equity primarily to fund the acquisition of additional subscribers and to replace up to $3.75 million in interim letter of credit financing being provided by the investment bank.

The securities offered will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration of an applicable exemption from registration requirements.

USCI, through its wholly owned subsidiaries, is a non-facilities based carrier providing multiple wireless services through mass market distribution channels. Its subsidiaries provide cellular, paging and debit cellular services to mass market consumers under the Ameritel brand name.